Harman International PRESS RELEASE

April 28, 2004

FOR IMMEDIATE RELEASE Contact: Frank Meredith Chief Financial Officer Harman International Industries, Incorporated 818-893-8411
HARMAN INTERNATIONAL REPORTS RESULTS FOR THIRD QUARTER

Washington, D.C. – Harman International Industries, Incorporated (NYSE:  HAR) today announced results for the three and nine months ended March 31, 2004.  Net sales for the third quarter were $690.4 million, a 25 percent increase over net sales of $554.5 million a year ago.  Net income for the three month period was $43.7 million compared to $30.6 million during the same period last year, an increase of 43 percent.  Earnings per diluted share were $0.63 for the quarter versus $0.45 last year.

For the nine months ended March 31, 2004, net sales were $1.979 billion compared to $1.605 billion last year, an increase of 23 percent.  Net income for the nine-month period totaled $104.9 million and earnings per diluted share were $1.51.  During the same period last year, net income was $68.0 million and earnings per diluted share were $1.00.

The Consumer Systems Group reported net sales of $565.3 million for the third quarter, a 27 percent increase over net sales of $446.5 million during the same prior year period.  Professional Group net sales were $125.2 million, a 16 percent increase over net sales of $108.0 million last year.

Dr. Sidney Harman, Executive Chairman, and Bernard Girod, Vice Chairman and Chief Executive Officer commented:

“The Company achieved strong net sales and record earnings for the third quarter.  We enter the final three months of fiscal 2004 with the expectation that earnings will be consistent with current analyst estimates for both the quarter and the next fiscal year.

We remain committed to making the necessary investments in the Consumer Systems and Professional groups to ensure that all our businesses remain sound."

April 28, 2004
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At 4:30 p.m. EST today, Harman International will host an analyst and investor conference call to discuss the results for the third quarter ended March 31, 2004, and to offer management’s outlook for future periods.  To participate in the conference call, please call (888) 423-3280 or for international calls dial (612) 288-0318 prior to 4:30 p.m. EDT.  Please let the operator know that you would like to join the Harman International call.

A replay of the conference call will be available following the completion of the call at approximately 8:00 p.m. EDT.  The replay will be available through May 5, 2004.  To access the replay, please call (800) 475-6701 or for international calls (320) 365-3844.  The access code number is 727706.

Harman International Industries, Incorporated (www.harman.com)is a leading manufacturer of high-quality, high fidelity audio products and electronic systems for the consumer and professional markets.  The Company’s stock is traded on the New York Stock Exchange under the symbol:  HAR.

Note:   Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act.  You should not place undue reliance on these statements.  We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances.  These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to the effect of changes in consumer confidence and spending, automobile industry sales and production rates, model-year changeovers and customer acceptance in the automotive industry, our ability to satisfy contract performance criteria, availability of key components to the products we manufacture, competitive products, fluctuations in  currency exchange rates, the outcome of pending or future litigation and other claims, labor disputes at our facilities,  those of our customer or common carriers, general economic conditions and other risks detailed in the Company's filings with the Securities and Exchange Commission.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED UNAUDITED CONDENSED STATEMENTS OF OPERATIONS (000s omitted except per share amounts)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2004	2003	2004	2003

Net sales	$690,432	554,454	1,979,337	1,605,190
Cost of sales	461,481	391,488	1,350,201	1,142,677

Gross profit	228,951	162,966	629,136	462,513

Selling, general and administrative expenses	160,969	116,209	461,982	352,447

Operating income	67,982	46,757	167,154	110,066

Other expenses:
Interest expense, net	4,384	5,313	13,820	16,811
Miscellaneous, net	499	74	2,359	1,334

Income before income taxes	63,099	41,370	150,975	91,921

Income tax expense	19,434	10,756	46,061	23,899

Net Income	$43,665	30,614	104,914	68,022

Basic EPS	$0.66	0.47	1.60	1.05
Diluted EPS	$0.63	0.45	1.51	1.00

Shares outstanding – Basic	65,951	64,474	65,687	64,698
Shares outstanding – Diluted	69,707	68,078	69,352	68,076

Note: The earnings per share and shares outstanding for each period presented reflect the two-for-one stock split on December 4, 2003.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (000s omitted)

	March 31,	March 31,
	2004	2003

ASSETS

Current assets
Cash and cash equivalents	$327,613	$77,268
Accounts receivable	410,915	336,921
Inventories	294,869	388,586
Other current assets	105,861	90,679
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Total current assets	1,139,258	893,454
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Property, plant and equipment	432,277	371,071
Goodwill	251,052	217,663
Other assets	122,160	97,735
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Total assets	$1,944,747	$1,579,923
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LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings	$4,471	$3,661
Current portion of long-term debt	654	578
Accounts payable and accrued liabilities	574,875	432,682
	--------------	--------------
Total current liabilities	580,000	436,921
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Long-term debt	473,299	493,487
Other non-current liabilities	76,698	51,522
Minority interest	----	2,315

Total shareholders’ equity	814,750	595,678
	--------------	--------------
Total liabilities and shareholders’ equity	$1,944,747	$1,579,923
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